Exhibit 99.3

Letter Agreement Dated April 14, 2003

Pursuant to the fourth sentence of Paragraph 16(B) of the Consent Decree entered on May 20, 2002 in United States of America v. Schering-Plough Corporation, et. al., Civil Action Number C-02-2397 (JAP) (the "Consent Decree"), and with respect to the specific CGMP Work Plan Significant Steps listed in the attached Schedule A, the parties below agree to extend the time period during which the corporate defendants may incur payments as described in said paragraph, if any, for failing to satisfactorily complete such Significant Steps by December 31, 2005, to include the period January 1, 2006 through and including June 30, 2006. Accordingly, with respect to the specific CGMP Work Plan Significant Steps listed in the attached Schedule A, the references to "2005" in the third sentence of Paragraph 16(B) and "2005" in the fourth sentence of Paragraph 16(B) shall include the period January 1, 2006 through and including June 30, 2006. Except as specifically stated above, this agreement does not modify or alter the rights, duties or obligations of any party under the Consent Decree.
/s/ Richard J. Kogan	/s/ Gerald C. Kell

Richard J. Kogan	Gerald C. Kell
CEO and President	Senior Trial Counsel
On Behalf of Schering-Plough	On Behalf of the United States of America
Corporation and
Schering-Plough Products, LLC

Schedule A

Significant Step Number	Date

1.M.14.01	12/31/05
1.M.21.01	12/31/05
2.L.5.05	12/31/05
2.L.7.03	12/31/05
2.M.2.06	12/31/05
2.M.2.07	12/31/05
2.M.2.08	12/31/05
2.M.2.09	12/31/05
2.M.3.04	12/31/05
2.M.4.03	12/31/05
2.M.4.07	12/31/05
2.M.5.05	12/31/05
2.M.7.02	12/31/05
2.M.10.01	12/31/05
2.N.4.03	12/31/05
2.N.4.07	12/31/05
2.N.5.05	12/31/05
2.N.7.03	12/31/05
2.N.7.06	12/31/05
2.N.10.01	12/31/05
3A.C.03.02	12/31/05
3A.C.04.02	12/31/05
3A.C.15.04	12/31/05
3A.C.18.03	12/31/05